Exhibit 10.3

May 8, 2012

Global Eagle Acquisition Corp.

10900 Wilshire Blvd.

Suite 1500

Los Angeles, California 90024

Re: Initial Public Offering

Gentlemen:

This letter (“Letter Agreement”) is being delivered to you in connection with my appointment as a member of the Board of Directors of Global Eagle Acquisition Corp., a Delaware corporation (the “Company”) and pursuant to the registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the Company’s initial public offering (the “Public Offering”), of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant exercisable for one share of Common Stock (each, a “Warrant”). Certain capitalized terms used herein are defined in paragraph 6 hereof.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. The undersigned hereby agrees that in the event that the Company fails to consummate a Business Combination within 21 months from the closing of the Company’s Public Offering, he or she shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, redeem 100% of the Common Stock sold as part of the Units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after the redemption shall be distributed to the former Public Stockholders, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The undersigned agrees that he or she will not propose any amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete a Business Combination within 21 months from the closing of the Public Offering.

2. (a) The undersigned agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, he or she shall (i) vote all the Founder Shares owned by him or her in accordance with the majority of the votes cast by the Public Stockholders and (ii) vote any shares acquired by him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination.

(b) The undersigned agrees that a portion of the Founder Shares held by him in an amount equal to 0.009% of the Company’s issued and outstanding shares immediately after the Public Offering, shall be returned to the Company for cancellation, at no cost, unless the last sales price of the Company’s stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within thirty-six (36) months following the closing of the Company’s initial Business Combination or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

(c) The undersigned acknowledges that he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by him or her. The undersigned hereby further waives, with respect to any shares of the Common Stock held by him or her, any redemption rights he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock (although the undersigned shall be entitled to redemption and liquidation rights with respect to any shares of the Common Stock (other than the Founder Shares) he or she holds if the Company fails to consummate a Business Combination within 21 months from the date of the closing of the Public Offering.

3. The undersigned’s biographical information furnished to the Company is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. The undersigned’s questionnaire furnished to the Company is true and accurate in all respects. The undersigned represents and warrants that:

(a) the undersigned is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) the undersigned has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the undersigned is not currently a defendant in any such criminal proceeding; and

(c) the undersigned has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

4. Neither the undersigned nor any affiliate of the undersigned, shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following:

(a) repayment of a loan of up to $200,000 made to the Company by Global Eagle Acquisition LLC (the “Sponsor”), pursuant to a Promissory Note, dated February 2, 2011;

(b) payment of an aggregate of $10,000 per month to Roscomare Ltd., for office space, secretarial and administrative services, pursuant to an Administrative Support Agreement, dated February 2, 2011;

(c) payment of consulting fees payable to James A. Graf, or an entity owned or controlled by Mr. Graf, of $15,000 per month for services prior to the closing of an initial Business Combination;

(d) reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, so long as no proceeds of the Public Offering held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination, except that the Company may, for purposes of funding its working capital requirements (including paying such expenses), receive from the Trust Account up to $1,750,000 in interest income (net of franchise and income taxes payable); and

(e) repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment; provided, however, that the Company may, for purposes of funding its working capital requirements (including repaying such loans), receive from the Trust Account up to $1,750,000 in interest income (net of taxes payable on such interest).

5. The undersigned has full right and power, without violating any agreement to which he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and to serve as an officer of the Company or as a director on the board of directors of the Company, as applicable, and hereby consents to being named in any of the Company’s filings with the Commission as an officer and/or as a director of the Company, as applicable.

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6. As used in this Letter Agreement, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 4,417,683 shares of the Common Stock of the Company acquired by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.01 per share, prior to the consummation of the Public Offering; (iii) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; and (iv) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering will be deposited.

7. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto.

8. Neither party may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the undersigned and each of his or her heirs, personal representatives and assigns.

9. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

11. This Letter Agreement shall terminate on the earlier of (i) the expiration of the applicable Escrow Period (as such term is defined in Securities Escrow Agreement dated as of May 12, 2011 among the Company, the Sponsor, American Stock Transfer & Trust Company, LLC and the other parties thereto, as amended by the Amendment to Securities Escrow Agreement dated as of May 8, 2012 among the Company, the Sponsor, American Stock Transfer & Trust Company, LLC, the undersigned and the other parties thereto), or (ii) the liquidation of the Company.

[Signature page follows]

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Sincerely,

By:	/s/ Cole A. Sirucek
Name: Cole A. Sirucek

Acknowledged and Agreed:

GLOBAL EAGLE ACQUISITION CORP.

By:	/s/ James A. Graf
Name: James A. Graf
Title: Vice President

[LETTER AGREEMENT]